SEC File Number 000-23689                                                                                              FINAL COPY

Griffin Industries, Inc.
378 North Main, #124
Layton, Utah 84061
801-497-9075

INFORMATION STATEMENT PURSUANT TO
SECTION 14(c) OF THE SECURITIES
EXCHANGE ACT OF 1934 AND
RULE 14C PROMULGATED THERETO

NOTICE OF A SPECIAL MEETING

OF THE SHAREHOLDERS

NO PROXIES ARE BEING SOLICITED AND

YOU ARE NOT REQUESTED TO SEND THE COMPANY A PROXY.

Purpose of Information

This Information Statement, which is being mailed on or about November 5, 2003, to the holders of shares of the Common Stock, par value $.001 per share (the "Common Stock"), of Griffin Industries, Inc., a Maryland Corporation (the "Company"), is being furnished in connection with the calling of a special meeting of the Shareholders of the Company. The shareholders will authorize a reverse split of the Company's common stock and a change of the Company's name.

Because shareholders holding a majority of the shares are in favor of the following action, proxies are not being solicited in this matter.

Date and Place of Special Meeting of the Shareholders.

A Special Meeting of the Shareholders of the Company will be held November 25, 2003, at 8:00 a.m. at 4766 Holladay Blvd., Holladay, Utah 84117.

No Dissenter's Rights of Appraisal.

The Company's shareholders do not have dissenter's rights of appraisal in connection with any of the matters to be approved by the shareholders.

Voting Securities and Principal Holders Thereof;

1. Share information.

As of the record date, October 1, 2003, there were approximately 6,169,633 shares of stock outstanding. Each outstanding share of Common Stock is entitled to one vote.

The following table sets forth certain information with respect to persons known to the Company to own beneficially more than five percent (5%) of the Company's voting securities, as of the record date, and persons who have served and/or are still serving as directors of the Company since the beginning of the last fiscal year, and the directors and officers of the Company as a group.

                                                                                            Amount and
                                                        Position                        Nature of             Percent
Title of        Name and Address of     with                              Beneficial             of
Class           Beneficial Owner           Company                     Ownership            Class

Common    Global Funding Group,
                   Inc. Client Trust                  n/a                          3,934,330                63.7
                  4766 Holladay Blvd.
                  Holladay, Utah 84117

Common    Paul Adams (1)                Dir. & Pres.                 300,000                   4.8
                   378 North Main, #124
                   Layton, Utah 84061

Management as a group (one)                                                300,000                 4.8

2. Changes in Control.

The Company is currently seeking business opportunities to acquire or merge with. The Company has investigated several opportunities, but has not entered into a definitive agreement to date. The Company is currently in discussions with Perfisans Network Corporation. Though a definitive acquisition agreement has not been executed by the parties, the Company's management believes that such execution is likely. Changes in the composition of the Board of Directors, as well as changes in controlling ownership of the Company's voting stock, could be possible in the near future as the Company seeks to consummate an acquisition or merger. Such consummation, if any, will be reported to the public through a filing on Form 8k.

Matters to be Consented To

1. Reverse Split.

As of the Record Date, the Company's stock has little or no public market for its common stock. Based upon current market conditions and NASDAQ listing requirements, and brokerage firm interest in low priced securities, management has determined that it is in the Company's best interest to effectuate a reverse split, which is to be authorized by the shareholders. The Board is seeking authority to effect a 30 to 1 reverse split.

Fractional shares will be rounded up to the nearest full share. In an effort to preserve shareholders in "round lots", which is of benefit to the shareholders and the Company, no certificate below one hundred shares will be reversed and no certificate greater than one hundred shares will be reversed below one hundred shares.

As existing stock certificates are sent in for transfer they will be replaced with new certificates reflecting the reverse split.

2. Change in the Name of the Company.

The shareholders will vote to give the Board of Directors authority to change the name of the Company to Perfisans Holdings, Inc. The Company is currently in discussions with Perfisans Network Corporation. Though a definitive acquisition agreement has not been executed by the parties, the Company's management believes that such execution is likely and therefore prudent to seek approval for the name change at the same time the Company is incurring the expenses to obtain approval for the reverse split.

Vote Required for Approval

Approval of the proposed above action requires a majority vote of the shareholders of shares as of the Record Date. Because shareholders holding a majority of the shares are in favor of the proposed actions and have indicated that they intend to vote for the proposed actions, proxies are not being solicited in this matter and the corporate action will be approved by written shareholder consent.